EXHIBIT 99

Contacts:	Layne Christensen Company Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com

WEDNESDAY, JUNE 29, 2005

LAYNE CHRISTENSEN ANNOUNCES SIGNED LETTER OF INTENT TO PURCHASE REYNOLDS, INC.

Mission Woods, KS – June 29, 2005 – Layne Christensen Company (NASDAQ:LAYN) announced today it has signed a Letter of Intent to purchase 100% of the outstanding stock of Reynolds, Inc. (“Reynolds”). Founded in the mid 1930s, Reynolds, a privately held company, is a major supplier of product and services to the water and wastewater industries. Business lines include design/build water and wastewater treatment plants, water supply wells, Ranney collector wells, water intakes and water and wastewater transmission lines. In addition, Reynolds’ Inliner Division is one of the largest providers of cured in place pipe (CIPP) services for sewer line rehabilitation in the United States.

The purchase price for Reynolds will be sixty million dollars in cash and approximately 2.2 million shares of Layne Christensen Company stock. Reynolds had combined revenues of approximately $177 million for the year ended December 31, 2004 and EBITDA of approximately $16 million. The business is being sold debt free. Reynolds will also have certain incentives in place which could add an additional $15 million to the purchase price if achieved over the next three years. Jeff Reynolds will join Layne Christensen’s board of directors upon closing of the transaction which is expected to be by September 1, 2005. The Letter of Intent sets forth certain conditions including the completion of due diligence by both parties and the signing of a definitive agreement.

Andrew B. Schmitt, President and CEO of Layne Christensen Company, stated, “I know of no other company operating in the United States whose product lines completely cover the entire water/wastewater cycle. Reynolds doubles our water resources division revenues and represents a significant opportunity for us to increase our share of spending for water and wastewater infrastructure which is forecasted to grow substantially over the next twenty years. They have one of the best reputations in the industry and we are very fortunate to have them join forces with Layne.”

Jeff Reynolds, President/CEO and grandson of the company founder said, “It was a very difficult decision to sell our company after all these years. We have a great business model that operates in areas of the water and wastewater industry that are poised for significant long-term growth. We felt Layne was the best positioned company with which to align our business and maximize this opportunity. Layne’s geographic coverage and customer relationships are unmatched in the water industry and are important factors in pulling our product lines through Layne’s coast to coast network. We are very excited about this combination of companies that together have two hundred years of experience operating in one of the country’s most important industries.”

Greg Aluce, President of Layne Christensen Company’s Water Resources Division further commented, “Reynolds’ extensive product lines added to Layne’s will immediately position us as a major factor in the water treatment infrastructure market. In addition, Reynolds adds capabilities in waste treatment and sewer rehabilitation, two enormous markets, in which we have not participated. With both companies’ reputations for job execution and high quality service, coupled with such extensive product lines, Layne Christensen becomes the water and wastewater industry’s most integrated supplier.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to the ability of Layne and Reynolds to negotiate and sign a mutually acceptable definitive agreement, the results of due diligence, the ability of Layne to successfully integrate the operations of Reynolds into its exiting businesses, prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.